Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

The Cooper Companies, Inc.:

We consent to the use of our reports dated December 20, 2019, with respect to the consolidated balance sheets of The Cooper Companies, Inc. and subsidiaries as of October 31, 2019 and 2018, and the related consolidated statements of income, comprehensive income, stockholders’ equity, and cash flows for each of the years in the three-year period ended October 31, 2019, and the related notes, and financial statement Schedule II (collectively, the “consolidated financial statements”), and the effectiveness of internal control over financial reporting, incorporated by reference herein.

/s/ KPMG LLP

San Francisco, California

March 31, 2020